As filed with the Securities and Exchange Commission on September 21, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0438382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

O’Hara House 3 Bermudiana Road Hamilton HM 08 (441) 296-1431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANIEL PENN, ESQ. c/o CME Media Services Limited Krizeneckeho nam. 1078/5 152 00 Prague 5 Czech Republic +420 242 465 589 +420 242 464 483 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
ROBERT L. KOHL, ESQ. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 (212) 940-6380 (212) 940-6557 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	1,500,000	$7.73(2)	$11,595,000	$1,329
(1) All such shares are issuable pursuant to options available for grant under the Registrant's Amended and Restated Stock Incentive Plan.
(2) Calculated pursuant to Rules 457(c) and 457(h)(1) using the average of the high and low prices of the Common Stock as quoted on the NASDAQ Stock Market on September 19, 2012.

As permitted by Securities Act Rule 429(a), the prospectus included herein also relates to Registration Statements Nos. 333-110959, 333-130405 and 333-160444.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E to Form S-8, Central European Media Enterprises Ltd. (the “Company”) hereby incorporates by reference into this Registration Statement the contents of the Form S-8 Registration Statement filed by the Company on December 16, 2005 (File No. 333-130405) which registered 876,000 shares of the Company’s Class A common stock, par value $.08 per share (the “Common Stock”) reserved for issuance under the Company’s 2005 Amended and Restated Stock Incentive Plan (as amended, the “Plan”), as well as the contents of Registration Statement File No. 333-110959 filed with the SEC on December 5, 2003 and the contents of Registration Statement File No. 333-160444 filed with the SEC on July 6, 2009, except to the extent otherwise updated or modified by this Registration Statement. The additional 1,500,000 shares of Common Stock that are the subject of this Registration Statement relate to the amendment and restatement of the Plan to increase the number of shares that are authorized for issuance thereunder. The amended and restated Plan was approved by the Company’s shareholders at the Company’s annual general meeting held on June 13, 2012.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan, as amended on June 13, 2012 (incorporated herein by reference to Exhibit C to the Registrant’s Definitive Schedule 14A filed with the Commission on May 21, 2012).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte LLP.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 21st day of September, 2012.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Registrant)

By:	/s/ Adrian Sarbu
Adrian Sarbu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adrian Sarbu and David Sach, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald Lauder	Chairman of the Board of	September 21, 2012
Ronald S. Lauder	Directors

/s/ Herbert Granath	Vice Chairman of the Board of	September 21, 2012
Herbert A. Granath	Directors

/s/ Adrian Sarbu	President and Chief Executive	September 21, 2012
Adrian Sarbu	Officer
(Principal Executive Officer)

/s/ Paul Cappuccio	Director	September 21, 2012
Paul Cappuccio

/s/ Michael Del Nin	Director	September 21, 2012
Michael Del Nin

/s/ Charles Frank	Director	September 21, 2012
Charles R. Frank, Jr.

/s/ Alfred Langer	Director	September 21, 2012
Alfred W. Langer

/s/ Fred Langhammer	Director	September 21, 2012
Fred Langhammer

/s/ Bruce Maggin	Director	September 21, 2012
Bruce Maggin

/s/ David Sach	Chief Financial Officer	September 21, 2012
David Sach	(Principal Financial Officer)

/s/ Parm Sandu	Director	September 21, 2012
Parm Sandhu

/s/ Duco Sickinghe	Director	September 21, 2012
Duco Sickinghe

/s/ David Sturgeon	Deputy Chief Financial Officer	September 21, 2012
David Sturgeon	(Principal Accounting Officer)

/s/ Kelli Turner	Director	September 21, 2012
Kelli Turner

/s/ Eric Zinterhofer	Director	September 21, 2012
Eric Zinterhofer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan, as amended on June 13, 2012 (incorporated herein by reference to Exhibit B to the Registrant’s Definitive Schedule 14A filed with the Commission on May 21, 2012).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte LLP.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).